Exhibit 10.05

MANAGEMENT AGREEMENT

THIS AGREEMENT, made as of the 1st day of March, 2010 among MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P., a Delaware limited partnership (the “Partnership”), DEMETER MANAGEMENT LLC, a Delaware limited liability company (the “General Partner”), and DKR FUSION MANAGEMENT L.P., a Delaware limited partnership (the “Trading Advisor”).

W I T N E S S E T H:

WHEREAS, the Partnership has been organized pursuant to the Amended and Restated Limited Partnership Agreement dated as of April 2, 2007, as may be amended from time to time, (the “Limited Partnership Agreement”), to trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (which may include foreign currencies, mortgage-backed securities, money market instruments, financial instruments and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, and any rights pertaining thereto (hereinafter referred to collectively as “futures interests”) and securities (such as United States Treasury bills) approved by the Commodity Futures Trading Commission (the “CFTC”) for investment of customer funds and to engage in all activities incident thereto;

WHEREAS, the Partnership previously offered and sold units of limited partnership interest (“Units”) pursuant to a Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), and a final prospectus constituting a part thereof dated May 1, 2008 (the “Prospectus”);

WHEREAS, the principals of the Trading Advisor have extensive experience trading in futures interests and the Trading Advisor is willing to provide the services and undertake the obligations as set forth herein;

WHEREAS, the Partnership and the General Partner each desires the Trading Advisor to act as a trading advisor for the Partnership and to make investment decisions with respect to futures interests for its allocated portion of the Partnership’s Net Assets (as defined in Section 7(d)(1) of the Limited Partnership Agreement) and the Trading Advisor desires so to act; and

WHEREAS, the Partnership, the General Partner and the Trading Advisor wish to enter into this Management Agreement which, among other things, sets forth certain terms and conditions upon which the Trading Advisor will conduct a portion of the Partnership’s futures interests trading for the Partnership;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Undertakings of the Trading Advisor.

(a)           The Trading Advisor agrees to make all disclosures regarding itself, its principals and affiliates, its trading performance, its trading programs, systems, methods, and strategies (subject to the need, in the reasonable discretion of the Trading Advisor, to preserve the secrecy of Proprietary Information (as defined in Section 1(b) hereof) concerning such programs, systems, methods, and strategies), any client accounts over which it has discretionary trading authority (other than the names of or identifying information with respect to any such clients), and otherwise, as the General Partner may reasonably require to fulfill its due diligence obligations, to provide any necessary disclosures to investors and to comply with any applicable federal or state law or rule or regulation, including those of the Securities and Exchange Commission (the “SEC”), the CFTC, the National Futures Association (the “NFA”), the Financial Industry Regulatory Authority (the “FINRA”) or any other regulatory or self-regulatory body, exchange, or board.  As used herein, the term “principal” shall have the meaning as defined in Rule 3.1(a) of the CFTC’s Regulations and the term “affiliate” shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the Trading Advisor.

(b)           For purposes of this Agreement, and notwithstanding any of the provisions hereof, all non-public information relating to the Trading Advisor including, but not limited to, records, whether original, duplicated, computerized, handwritten, or in any other form, and information contained therein, business and/or marketing and/or sales plans and proposals, names of past and current clients, names of past, current and prospective contacts, trading methodologies, systems, strategies and programs, trading advice, trading instructions, results of proprietary accounts, training materials, research data bases, portfolios, and computer software, and all written and oral information, furnished by the Trading Advisor to the Partnership, the General Partner and/or their officers, directors, employees, agents (including, but not limited to, attorneys, accountants, consultants, and financial advisors) or controlling persons (each a “Recipient”), regardless of the manner in which it is furnished, together with any analysis, compilations, studies or other documents or records which are prepared by a Recipient of such information and which contain or are generated from such information, regardless of whether explicitly identified as confidential, with the exception of information which (i) is or becomes generally available to the public other than as a result of acts by the Recipient in violation of this Agreement, (ii) is in the possession of the Recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the Recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure, or (iv) that is independently developed by the Recipient without use of the confidential information described in this Section 1(b), are and shall be confidential information and/or trade secrets and the exclusive property of the Trading Advisor (“Confidential Information” and/or “Proprietary Information”).

(c)           The Partnership and the General Partner each warrants and agrees that they and their respective officers, directors, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors) will protect and preserve the Confidential Information and will disclose Confidential Information or otherwise make Confidential Information available only to the Partnership’s or the General Partner’s officers, directors, employees and agents (including for purposes of this Agreement, but not limited to, attorneys, accountants, consultants, and financial advisors), who need to know the Confidential Information (or any part of it) for the purpose of satisfying their fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement or thereafter, or to the Partnership, General Partner or a Recipient, as the case may be, is required to disclose such Confidential Information due to a fiduciary obligation or legal or regulatory request.  Additionally, the Partnership and the General Partner each warrants and agrees that it and any Recipient will use the Confidential Information solely for the purpose of satisfying the Partnership’s or the General Partner’s obligations under this Agreement and not in a manner which violates the terms of this Agreement.  Without limiting the generality of the foregoing, each of the General Partner and the Partnership hereby agrees that it shall not disclose Confidential Information to any affiliates, employees or agents that are responsible for trading futures interests in a trading strategy substantially similar to the Trading Advisor’s Trading Program (as defined in Section 2(a) hereof) for the Partnership’s Net Assets allocated to the Trading Advisor, except to satisfy its fiduciary, legal, reporting, filing or other obligations hereunder or to monitor performance in the account during the term of this Agreement and further to the extent necessary to satisfy its obligations under other agreements among the parties to this Agreement.

2.	Duties of the Trading Advisor.

(a)           Upon the commencement of trading operations on or about March 1, 2010 by the Trading Advisor on behalf of the Partnership, the Trading Advisor hereby agrees to act as a Trading Advisor for the Partnership and, as such, shall have sole authority and responsibility for directing the investment and reinvestment of its allocated portion of the Net Assets of the Partnership which initially shall be traded pursuant to its Quantitative Strategies 2X Program as described in the written materials provided to the General Partner, including the DKR Fusion Quantitative Strategies 2X Fund Ltd. Confidential Memorandum dated as of February (the "Disclosure Documents") (with the acknowledgment from the parties hereto, that from time to time, the performance and portfolio of the account traded on behalf of the Partnership may differ from that of the Quantitative Strategies 2X Program as agreed to by the General Partner and the Trading Advisor), and may be subsequently traded pursuant to such other of the Trading Advisor’s programs described in the Disclosure Document as agreed to by the General Partner and the Trading Advisor (with such changes and additions to such trading programs as the Trading Advisor, from time to time, incorporates into its trading program(s) for accounts the size of the Partnership and for trades that are permitted for the Partnership), (collectively, the “Trading Program”) on the terms and conditions and in accordance with the prohibitions and trading policies set forth in Exhibit A hereto, the Limited Partnership Agreement and as otherwise provided in writing to the Trading Advisor; provided, however, that the General Partner may override the instructions of the Trading Advisor without notice to the Trading Advisor to the extent necessary (i) to comply with the trading policies of the Partnership, as described in Exhibit A hereto, and the Limited Partnership Agreement, and as otherwise provided in writing to the Trading Advisor, and with applicable speculative position limits, (ii) to fund any distributions, redemptions or reapportionments among other trading advisors, if any, to the Partnership, (iii) to pay the Partnership’s expenses, (iv) to the extent the General Partner believes doing so is necessary for the protection of the Partnership, (v) to terminate the futures interests trading of the Partnership, or (vi) to comply with any applicable law or regulation.  The General Partner agrees not to override any such instructions for the reasons specified in clauses (ii) or (iii) of the preceding sentence unless the Trading Advisor fails to comply with a request of the General Partner to make the necessary amount of funds available to the Partnership within two business days of such request.  Except as otherwise provided herein, the Trading Advisor shall not be liable for the consequences of any decision by the General Partner to override instructions of the Trading Advisor, except to the extent that such consequences result from a material breach of this Agreement by the Trading Advisor or the Trading Advisor fails to comply with the General Partner’s decision to override an instruction.  In performing services for the Partnership, the Trading Advisor may not materially alter or change the Trading Program without the prior written consent of the General Partner (and shall not effect such alteration or change on behalf of the Partnership without the General Partner’s consent), it being understood that changes in the futures interests traded, provided that such futures interests are listed on Exhibit B hereto or are otherwise approved in writing by the General Partner (as set forth in Section 10(a)(iii) hereof), shall not be deemed an alteration in the Trading Program.

(b)           The Trading Advisor shall:

(i)           Exercise good faith and due care in trading futures interests for the account of the Partnership in accordance with the prohibitions and trading policies of the Partnership described in Exhibit A hereto, the Limited Partnership Agreement and as otherwise provided in writing to the Trading Advisor.  The Trading Advisor shall trade its allocated portion of the Partnership’s Net Assets pursuant to the Trading Program.

(ii)           Subject to reasonable assurances of confidentiality by the General Partner and the Partnership, provide the General Partner, within 45 days of the end of a calendar quarter, and within 45 days of a separate request which the General Partner may make from time to time, with information comparing the performance of the Partnership’s account and the performance of all other client accounts (“Other Accounts”) directed by the Trading Advisor using the Trading Program over a specified period of time.  In providing such information, the Trading Advisor may take such steps as are necessary to assure the confidentiality of the Trading Advisor’s clients’ identities.  The Trading Advisor shall, upon the General Partner’s request, consult with the General Partner concerning any discrepancies between the performance of such Other Accounts and the Partnership’s account.  The Trading Advisor shall promptly inform the General Partner of any material discrepancies of which the Trading Advisor is aware.  The General Partner acknowledges that the following differences in accounts may cause divergent results:  different trading programs, strategies, implementation methods, degrees of leverage, or different trading policies, accounts experiencing differing inflows or outflows of equity, different risk profiles, accounts that commence trading at different times and accounts that have different portfolios or different fiscal years.

(iii)           Inform the General Partner when the Trading Advisor’s open positions maintained by the Trading Advisor exceed the Trading Advisor’s applicable speculative position limits.

(iv)           Upon the request of the General Partner and subject to reasonable assurances of confidentiality by the General Partner and the Partnership, provide the General Partner with all information concerning the Trading Advisor and its activities reasonably requested by the General Partner (including, without limitation, information relating to changes in control, key personnel, trading approach, or financial condition).  The General Partner acknowledges that all trading instructions made by the Trading Advisor will be held in confidence by the General Partner except to the extent necessary to conduct the business of the Partnership or as required by law.

(c)           All purchases and sales of futures interests pursuant to this Agreement shall be for the account, and at the risk, of the Partnership and not for the account, or at the risk, of the Trading Advisor or any of its affiliates or each of their principals, stockholders, directors, officers, or employees, or any other person, if any, who controls the Trading Advisor within the meaning of the Securities Act.  All brokerage fees, including give-up fees at rates approved by Morgan Stanley & Co. Incorporated (“MS&Co.”) (or any additional or subsequent brokers) arising from trading by the Trading Advisor shall be for the account of the Partnership.  The Trading Advisor makes no representations as to whether its trading will produce profits or avoid losses.

(d)           Subject to Section 8(a) hereof, the Trading Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of futures interests for the Partnership’s account, including, but not limited to, payment to the commodity brokers, as provided in Section 5 hereof, of the commissions, exchange and NFA fees, and other transaction charges and give-up charges incurred by the commodity brokers on such trades but only for the amount of the commodity brokers’ out of pocket costs in respect thereof.  The Trading Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers, as described in Section 5.  The Trading Advisor shall not be responsible for errors committed or caused by MS&Co. or any other floor broker or futures commission merchant executing trades.  The Trading Advisor shall have an affirmative obligation promptly to notify the General Partner upon discovery of its own errors with respect to the account, and the Trading Advisor shall use its best efforts to identify and promptly notify the General Partner of any order or trade that the Trading Advisor reasonably believes was not executed in accordance with its instructions to the commodity brokers.

(e)           Prior to the commencement of trading by the Trading Advisor, the General Partner on behalf of the Partnership shall deliver to the Trading Advisor a trading authorization in the form attached as Exhibit C hereto, appointing the Trading Advisor the Partnership’s attorney-in-fact for such purpose.

3.	Designation of Additional or Replacement Trading Advisors and Reallocation of Net Assets.

(a)           If the General Partner at any time deems it to be in the best interests of the Partnership, the General Partner may designate an additional or replacement trading advisor or advisors for the Partnership and may apportion to such additional or replacement trading advisor(s) the management of such amounts of Net Assets as the General Partner shall determine in its absolute discretion.  The designation of an additional trading advisor or advisors or replacement of any trading advisor for the Partnership by the General Partner shall not require any approval of any existing trading advisor (including the Trading Advisor).  Subject to Section 7(c) hereof, the designation and retention of an additional or replacement trading advisor(s) and the apportionment of Net Assets to any such trading advisor(s) pursuant to this Section 3 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the Partnership, the General Partner and the Trading Advisor hereunder with respect to the assets that remain under the management of the Trading Advisor.  In the event that an additional or replacement trading advisor(s) is so designated, the Trading Advisor shall thereafter receive management and incentive fees based, respectively, on that portion of the Net Assets managed by the Trading Advisor and that portion of the Trading Profits (as defined in Section 6(c) hereof) attributable to the trading done by the Trading Advisor.

(b)           The General Partner may at any time and from time to time upon two business days’ prior notice reallocate Net Assets allocated to the Trading Advisor to any other trading advisor or advisors of the Partnership or allocate additional Net Assets upon two business days’ prior notice to the Trading Advisor from such other trading advisor or advisors; provided that any such addition to or withdrawal from Net Assets allocated to the Trading Advisor will only take place on the last day of a month unless the General Partner determines that the best interests of the Partnership require otherwise.

4.	Trading Advisor Independent.

For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized, have no authority to act for or represent the Partnership in any way or otherwise be deemed an agent of the Partnership or the General Partner.  Nothing contained herein shall be deemed to require the Partnership or the General Partner to take any action contrary to the Limited Partnership Agreement, the Certificate of Limited Partnership of the Partnership as from time to time in effect (the “Certificate of Limited Partnership”), or any applicable law or rule or regulation of any regulatory body, exchange, or board.  Nothing herein contained shall constitute the Trading Advisor and any other trading advisor or advisors for the Partnership, the General Partner, or other member partnership of the Fund Group or their trading advisors as a member of any partnership, joint venture, association, syndicate or other entity with the Partnership or the General Partner, or, except as otherwise specifically provided in this Agreement, be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.  It is expressly agreed that the Trading Advisor is neither a promoter, sponsor, nor issuer with respect to the Partnership..

5.	Commodity Brokers.

The Trading Advisor shall effect all transactions in futures interests for the Partnership through, and shall maintain a separate account with, such commodity broker or brokers as the General Partner shall direct.  At the present time, MS&Co. shall act as the commodity broker for the Partnership, with the exception of trades on the London Metal Exchange which will be cleared by Morgan Stanley & Co. International plc, an affiliate of the General Partner (“MSIL”).  In addition, MS&Co. will act as the counterparty on all of the foreign currency forward trades and Morgan Stanley Capital Group Inc. (“MSCG”) will act as the counterparty on all of the options on foreign currency forward trades for the Partnership.  The General Partner shall provide the Trading Advisor with copies of brokerage statements.  Notwithstanding that MS&Co. and MSIL shall act as the commodity brokers for the Partnership, the Trading Advisor may execute trades through floor brokers other than those employed by MS&Co. and MSIL so long as arrangements are made for such floor brokers to “give-up” or transfer the positions to MS&Co. or MSIL and provided that the rates charged by such floor brokers have been approved in writing by MS&Co.  Except as provided in Exhibit A hereto, the Trading Advisor will not be responsible for paying give-up fees at rates approved by MS&Co.

6.	Fees.

(a)           For the services to be rendered to the Partnership by the Trading Advisor under this Agreement, the Partnership shall pay the Trading Advisor the following fees:

(i)           A monthly management fee, without regard to the profitability of the Trading Advisor’s trading for the Partnership’s account, equal to 1/12 of 2% (a 2% annual rate) of the Partnership’s Net Assets allocated to the Trading Advisor as of the opening of business on the first day of each calendar month, commencing with the month in which the Partnership begins to receive trading advice from the Trading Advisor pursuant to this Agreement.

(ii)           A monthly incentive fee equal to 20% of the “Trading Profits” (as defined in Section 6(c) hereof) experienced by the Partnership as of the end of each calendar month, payable on a non-netted basis vis à vis other trading advisor(s) of the Partnership.

(b)           If this Agreement is terminated on a date other than the last day of a month, the incentive fee described above shall be determined as if such date were the end of a month.  If this Agreement is terminated on a date other than the end of a month, the management fee described above shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month.  If, during any month, the Partnership does not conduct business operations, or suspends trading for the account of the Partnership managed by the Trading Advisor, or, as a result of an act or material failure to act by the Trading Advisor, is otherwise unable to utilize the trading advice of the Trading Advisor on any of the trading days of that period for any reason, the management fee described above shall be prorated based on the ratio of the number of trading days in the month that the Partnership account managed by the Trading Advisor engaged in trading operations or utilized the trading advice of the Trading Advisor to the total number of trading days in the month.

(c)           As used herein, the term “Trading Profits” shall mean net futures interests trading profits (realized and unrealized) earned on the portion of the Partnership’s Net Assets allocated to the Trading Advisor, decreased by the Trading Advisor’s monthly management fees, and a pro rata portion of the brokerage fees and any transaction fees and costs relating to the Trading Advisor’s allocated Net Assets, if any, not included in the brokerage fees; with such trading profits and items of decrease determined from the end of the last calendar month in which an incentive fee was earned by the Trading Advisor or, if no incentive fee has been earned previously by the Trading Advisor, from the date that the Partnership begins to receive trading advice from the Trading Advisor pursuant to this Agreement to the end of the month as of which such incentive fee calculation is being made.  Extraordinary expenses of the Partnership, if any, will not be deducted in determining Trading Profits.  No incentive fee will be paid on interest income earned by the Partnership.

(d)           If any payment of incentive fees is made to the Trading Advisor on account of Trading Profits earned by the Partnership on Net Assets allocated to the Trading Advisor and the Partnership thereafter fails to earn Trading Profits or experiences losses for any subsequent incentive period with respect to such amounts so allocated, the Trading Advisor shall be entitled to retain such amounts of incentive fees previously paid to the Trading Advisor in respect of such Trading Profits.  However, no subsequent incentive fees shall be payable to the Trading Advisor until the Partnership has again earned Trading Profits on the Trading Advisor’s allocated Net Assets; provided, however, that if the Trading Advisor’s allocated Net Assets are reduced or increased because of redemptions or additions or reallocations that occur at the end of, or subsequent to, an incentive period in which the Partnership experiences a futures interests trading loss with respect to Net Assets allocated to the Trading Advisor, the trading loss for that incentive period which must be recovered before the Trading Advisor’s allocated Net Assets will be deemed to experience Trading Profits will be equal to the amount determined by (x) dividing the Trading Advisor’s allocated Net Assets after such increase or decrease by the Trading Advisor’s allocated Net Assets immediately before such increase or decrease and (y) multiplying that fraction by the amount of the unrecovered futures interests trading loss experienced in the month prior to such increase or decrease.  In the event that the Partnership experiences a futures interests trading loss in more than one month with respect to the Trading Advisor’s allocated Net Assets without the payment of an intervening incentive fee and the Trading Advisor’s allocated Net Assets are increased or reduced in more than one such month because of redemptions or additions or reallocations, then the trading loss for each such month shall be adjusted in accordance with the formula described above and such increased or reduced amount of futures interests trading loss shall be carried forward and used to offset subsequent futures interests trading profits.  The portion of redemptions to be allocated to the Net Assets of the Partnership managed by each of the trading advisors to the Partnership shall be in the sole discretion of the General Partner.

7.	Term.

(a)           This Agreement shall continue in effect for a period of one year from the date the Agreement was entered into unless otherwise terminated as set forth in this Section 7.  The Trading Advisor may terminate this Agreement at the end of such one-year period by providing prior written notice of termination to the Partnership at least sixty days prior to the expiration of such one-year period.  If the Agreement is not terminated upon the expiration of such one-year period, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein.  This Agreement shall automatically terminate if the Partnership is dissolved.

(b)           The Partnership and the General Partner each shall have the right to terminate this Agreement in its discretion (i) at any month-end upon five days’ prior written notice to the Trading Advisor or (ii) at any time upon prior written notice to the Trading Advisor upon the occurrence of any of the following events:  (A) if any person described as a “principal” of the Trading Advisor in the Disclosure Document ceases for any reason to be an active “principal” of the Trading Advisor; (B) if the Trading Advisor becomes bankrupt or insolvent; (C) if the Trading Advisor is unable to use its Trading Program, trading systems or methods as in effect on the date hereof and as modified in the future for the benefit of the Partnership; (D) if the registration, as a commodity trading advisor, of the Trading Advisor with the CFTC or its membership in the NFA is revoked, suspended, terminated, or not renewed, or limited or qualified in any respect; (E) except as provided in Section 12 hereof, if the Trading Advisor merges or consolidates with, or sells or otherwise transfers its advisory business, or all or a substantial portion of its assets, any portion of its futures interests trading programs, systems or methods, or its goodwill, to any individual or entity; (F) if the Net Assets allocated to the Trading Advisor as of the date of this Agreement, after adjusting for distributions, additions, redemptions, or reallocations, if any, shall decline by 50% or more as a result of trading losses or if Net Assets allocated to the Trading Advisor fall below $5,000,000 at any time; (G) if, at any time, the Trading Advisor violates any trading or administrative policy described in this Agreement or the Limited Partnership Agreement or otherwise provided in writing to the Trading Advisor by the General Partner, except with the prior express written consent of the General Partner; (H) if the Trading Advisor fails in a material manner to perform any of its obligations under this Agreement; or (I) if the Trading Advisor merges, consolidates or sells a substantial portion of its assets pursuant to Section 12 of this Agreement.

(c)           The Trading Advisor may terminate this Agreement at any time, upon thirty days’ prior written notice to the Partnership and the General Partner, in the event:  (i) that the General Partner imposes additional trading limitation(s) in the form of one or more trading policies or administrative policies that the Trading Advisor does not agree to follow in its management of its allocated share of the Partnership’s Net Assets; (ii) the General Partner objects to the Trading Advisor implementing a proposed material change in the Trading Advisor’s Trading Program used by the Partnership and the Trading Advisor certifies to the General Partner in writing that it believes such change is in the best interests of the Partnership; (iii) the General Partner overrides a trading instruction of the Trading Advisor for reasons unrelated to those set forth in Section 2 hereof and a determination by the General Partner that the Trading Advisor has violated the Partnership’s trading policies and the Trading Advisor certifies to the General Partner in writing that as a result the Trading Advisor believes the performance results of the Trading Advisor relating to the Partnership will be materially adversely affected; (iv) the General Partner or the Partnership materially breaches this Agreement and does not correct the breach within ten days of receipt of a written notice of such breach from the Trading Advisor; (v) the Partnership’s Net Assets allocated to the Trading Advisor fall below $1,000,000 at any time; (vi) the Partnership becomes bankrupt or insolvent; or (vii) the registration of the General Partner with the CFTC as a commodity pool operator or its membership in the NFA is revoked, suspended, terminated or not renewed, or limited or qualified in any respect.  If the General Partner or Partnership merges, consolidates or sells a substantial portion of its assets pursuant to Section 12 of this Agreement, the Trading Advisor may terminate this Agreement upon prior written notice to the General Partner and the Partnership.

(d)           Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 7 shall be without penalty or liability to any party on account of such termination.

(e)           The indemnities set forth in Section 8 hereof shall survive any termination of this Agreement.

8.	Standard of Liability; Indemnifications.

(a)           Limitation of Trading Advisor Liability.  In respect of the Trading Advisor’s role in the futures interests trading of its allocated portion of the Partnership’s Net Assets, the Trading Advisor shall not be liable to the Partnership or the General Partner or their partners, directors, officers, principals, managers, members, shareholders, employees, controlling persons or successors and assigns except that the Trading Advisor shall be liable for acts or omissions that constitute a material breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or negligence, or are the result of the Trading Advisor not having acted in good faith and in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Partnership.

(b)           Trading Advisor Indemnity.  The Trading Advisor shall indemnify, defend and hold harmless the Partnership and the General Partner, their controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees, and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs, and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement due to the Trading Advisor’s material breach of this Agreement or a representation, warranty or covenant herein, willful misconduct or negligence; provided that, solely in the case of a settlement, the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (d) below); provided that a court of competent jurisdiction upon entry of a final judgment finds (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Partnership and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action, or proceeding did not constitute negligence, willful misconduct, or a material breach of this Agreement or a representation, warranty or covenant of the Partnership or the General Partner, their controlling persons, their affiliates and their respective directors, officers, shareholders, employees, and controlling persons and was done in good faith.

(c)           Partnership Indemnity.  The Partnership shall indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons, from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Partnership shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding (other than those incurred as a result of claims brought by or in the right of an indemnified party) relating to this Agreement (except as covered by paragraph (e) below); provided that a court of competent jurisdiction upon entry of a final judgment finds (or, if no final judgment is entered, by an opinion rendered by counsel who is approved by the Partnership and the Trading Advisor, such approval not to be unreasonably withheld) to the effect that the action or inaction of such indemnified party that was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, willful misconduct, or a material breach of this Agreement or a representation, warranty or covenant of the Trading Advisor, its controlling persons, its affiliates and directors, officers, shareholders, employees, and controlling persons and was done in good faith.

(d)           Partnership Indemnity in Respect of Sale of Units.  The Partnership shall indemnify, defend and hold harmless the Trading Advisor, its controlling persons, their affiliates and their respective directors, officers, principals, managers, members, shareholders, employees and controlling persons from and against any loss claim, damage, liability, cost, and expense, joint and several, to which any indemnified person may become subject under the Securities Act, the Exchange Act, the CEAct, the securities or Blue Sky law of any jurisdiction, or otherwise (including any reasonable investigatory, legal, accounting and other expenses incurred in connection with, and any amounts paid in, any litigation or other proceeding or any settlement; provided that, solely in the case of a settlement, the Partnership shall have approved such settlement, and in connection with any administrative proceedings), in respect of the offer or sale of Units, unless such loss, claim, damage, liability, cost, or expense (or action in respect thereof) arises out of, or is based upon: (i) a breach by the Trading Advisor of any applicable laws or regulations or any representation, warranty or agreement in this Agreement; (ii) a breach of the disclosure requirements under the CEAct or NFA Rules that relate to the Trading Advisor and the Trading Advisor Principals (as defined below); or (iii) a misleading or untrue statement or alleged misleading or untrue statement of a material fact made in the Registration Statement, the Prospectus, or any related selling material or an omission or alleged omission to state a material fact therein which is required to be stated therein or necessary to make the statements therein (in the case of the Prospectus and any selling material, in light of the circumstances under which they were made) not misleading, and such statement or omission relates specifically to the Trading Advisor, or its Trading Advisor Principals (including the historical performance capsules, but excluding the pro forma performance information except to the extent the pro forma performance information was based on information furnished by the Trading Advisor) or was made in reliance upon, and in conformity with, written information or instructions furnished by the Trading Advisor (provided, however, that with respect to any related selling material only such related selling material as shall have been approved in writing by the Trading Advisor).

(e)           Subject to Section 7(a) hereof, the foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified person.

(f)           Promptly after receipt by an indemnified person of notice of the commencement of any action, claim, or proceeding to which any of the indemnities may apply, the indemnified person will notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made against the indemnifying party hereunder; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to the indemnified person hereunder, except where such omission has materially prejudiced the indemnifying party. In case any action, claim, or proceeding is brought against an indemnified person and the indemnified person notifies the indemnifying party of the commencement thereof as provided above, the indemnifying party will be entitled to participate therein and, to the extent that the indemnifying party desires, to assume the defense thereof with counsel selected by the indemnifying party and not unreasonably disapproved by the indemnified person. After notice from the indemnifying party to the indemnified person of the indemnifying party’s election so to assume the defense thereof as provided above, the indemnifying party will not be liable to the indemnified person under the indemnity provisions hereof for any legal and other expenses subsequently incurred by the indemnified person in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the preceding paragraph, if in any action, claim, or proceeding as to which indemnification is or may be available hereunder, an indemnified person reasonably determines that its interests are or may be adverse, in whole or in part, to the indemnifying party’s interests or that there may be legal defenses available to the indemnified person that are different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified person may retain its own counsel in connection with such action, claim, or proceeding and will be indemnified (provided the indemnified person is so entitled) by the indemnifying party for any legal and other expenses reasonably incurred in connection with investigating or defending such action, claim, or proceeding.

In no event will the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified persons in connection with any one action; claim, or proceeding or in connection with separate but similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations. The indemnifying party will not be liable for any settlement of any action, claim, or proceeding effected without the indemnifying party’s express written consent, but if any action, claim, or proceeding, is settled with the indemnifying party’s express written consent, the indemnifying party will indemnify, defend, and hold harmless an indemnified person as provided in this Section 8.

9.	Right to Advise Others and Uniformity of Acts and Practices.

(a)           The Trading Advisor is engaged in the business of advising clients as to the purchase and sale of futures interests.  During the term of this Agreement, the Trading Advisor, its principals and affiliates, will be advising other clients (including affiliates and stockholders, officers, directors, and employees of the Trading Advisor and its affiliates and their families) and trading for their own accounts.  The Trading Advisor will use its reasonable best efforts, consistent with industry practice, to implement a fair and consistent allocation policy that seeks to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the accounts managed or controlled by the Trading Advisor.  Upon written request, the General Partner may request a copy of the Trading Advisor’s procedures regarding the equitable treatment of trades across accounts.  Such procedures shall be provided to the General Partner within 30 days of such request by the General Partner.  Except as otherwise set forth herein, the Trading Advisor and its principals and affiliates agree to treat the Partnership in a fiduciary capacity to the extent recognized by applicable law, but subject to that standard.  Under no circumstances shall the Trading Advisor or any of its principals or affiliates by any act or omission knowingly or intentionally favor any account advised or managed by the Trading Advisor or any of its principals or affiliates over the account of the Partnership in any way or manner.  Nothing contained in this Section 9(a) shall preclude the Trading Advisor from charging different management and/or incentive fees to its clients.  Subject to the Trading Advisor’s obligations under applicable law, the Trading Advisor or any of its principals or affiliates shall be free to advise and manage accounts for other clients and shall be free to trade on the basis of the same Trading Program, trading systems, methods, or strategies employed by the Trading Advisor for the account of the Partnership, or trading systems, methods, or strategies that are entirely independent of, or materially different from, those employed for the account of the Partnership, and shall be free to compete for the same futures interests as the Partnership or to take positions opposite to the Partnership, where such actions do not knowingly or intentionally prefer any of such accounts over the account of the Partnership on an overall basis.

(b)           The Trading Advisor shall not be restricted as to the number or nature of its clients, except that:  (i) so long as the Trading Advisor acts as a trading advisor for the Partnership, neither the Trading Advisor nor any of its principals or affiliates shall knowingly hold any position or control any other account that would cause the Partnership, the Trading Advisor, or the principals or affiliates of the Trading Advisor to be in violation of the CEAct or any regulations promulgated thereunder, any other applicable law, or any applicable rule or regulation of the CFTC or any other regulatory or self-regulatory body, exchange, or board; and (ii) neither the Trading Advisor nor any of its principals or affiliates shall render futures interests trading advice to any other individual or entity or otherwise engage in activity that shall knowingly cause positions in futures interests to be attributed to the Trading Advisor under the rules or regulations of the CFTC or any other regulatory or self-regulatory body, exchange, or board so as to require the significant modification of positions taken or intended for the account of the Partnership; provided that the Trading Advisor may modify its Trading Program, trading systems, methods or strategies to accommodate the trading of additional funds or accounts.  If applicable speculative position limits are exceeded by the Trading Advisor in the opinion of (i) independent counsel (who shall be other than counsel to the Partnership), (ii) the CFTC, or (iii) any other regulatory or self-regulatory body, exchange, or board, the Trading Advisor and its principals and affiliates shall promptly liquidate positions in all of their accounts, including the Partnership’s account, as to which positions are attributed to the Trading Advisor as nearly as possible in proportion to the accounts’ respective amounts available for trading (taking into account different degrees of leverage and “notional” equity) to the extent necessary to comply with the applicable position limits.

10.	Representations, Warranties, and Covenants of the Trading Advisor.

(a)           Representations, Warranties, and Agreements of the Trading Advisor.  The Trading Advisor with respect to itself and each of its principals represents and warrants to and agrees with the General Partner and the Partnership as follows:

(i)           It will exercise good faith and due care in implementing the Trading Program on behalf of the Partnership or any other trading programs agreed to by the General Partner and the Trading Advisor.

(ii)           The Trading Advisor shall follow and comply with, at all times, the trading policies of the Partnership (as described in Limited Partnership Agreement and as set forth in Exhibit A hereto) and as amended in writing and furnished to the Trading Advisor from time to time.

(iii)           The Trading Advisor shall trade:  (A) its allocated portion of the Partnership’s Net Assets pursuant to the Trading Program; (B) such futures interests as are set forth on Exhibit B hereto; and (C) only in futures and options contracts traded on U.S. contract markets, foreign currency forward contracts traded with MS&Co. (which may include forward contracts initially executed with financial institutions other than MS&Co) and such other futures interests that are approved in writing by the General Partner and have been approved by the CFTC for U.S. persons.  With respect to this Section 10(a)(iii), the parties agree that the Trading Advisor is not obligated to trade all of the futures interests listed on Exhibit B hereto or otherwise subsequently approved in writing by the General Partner.

(iv)           The Trading Advisor is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Trading Advisor’s ability to perform its duties under this Agreement.  The Trading Advisor has full power and authority to perform its obligations under this Agreement.  The only principals (as defined in Rule 4.10(e) under the CEAct) of the Trading Advisor are those set forth in the Disclosure Document (the “Trading Advisor Principals”).

(v)           All information furnished in writing to the General Partner by the Trading Advisor relating to the Trading Advisor and each Trading Advisor Principal, including the Trading Advisor’s and the Trading Advisor Principals’ trading programs, approaches, systems, and performance information, and Trading Advisor performance, including the Disclosure Document, is or will be materially accurate and complete in all material respects and does not and will not contain any misleading or untrue statement of a material fact or omit to state a material fact which is required to be stated therein or necessary to make the statements therein not misleading.

(vi)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(vii)           Each of the Trading Advisor and the Trading Advisor Principals has all federal, state and foreign governmental, regulatory and exchange licenses, and approvals and has effected all filings and registrations with federal, state and foreign governmental and regulatory agencies required to conduct its business and to act as required to perform its or his obligations under this Agreement.  The Trading Advisor is registered as a commodity trading advisor under the CEAct and is a member of the NFA in such capacity.

(viii)           The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, the consummation of the transactions contemplated herein and in the Limited Partnership Agreement and the payment of the fees hereunder will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws (or any other organizational documents) of the Trading Advisor or any other agreement or instrument by which it is bound or of any order, rule, law or regulation binding on it of any court or any federal, state, municipal or other governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over it.

(ix)           Since the date of the Disclosure Document, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor or any Trading Advisor Principal.

(x)           Except as set forth in writing to the General Partner, there has not been and there is not pending, or to the best of the Trading Advisor’s knowledge after due inquiry, threatened, any action, suit or proceeding at law or equity before or by any court or by any federal, state, municipal or other governmental body or any administrative, self-regulatory or commodity exchange organization to which the Trading Advisor or any Trading Advisor Principal is or was a party, or to which any of the assets of the Trading Advisor or any Trading Advisor Principal is or was subject and which resulted in or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.  None of the Trading Advisor or any Trading Advisor Principal has received any notice of an investigation by the NFA, CFTC or other administrative agency or self-regulatory body (whether United States or foreign) regarding noncompliance by the Trading Advisor or any of the Trading Advisor Principals with the CEAct or any other applicable law.

(xi)           Neither the Trading Advisor nor any Trading Advisor Principal has received, or is entitled to receive, directly or indirectly, any commission, finder’s fee, similar fee, or rebate from any person in connection with the operation of the Partnership.

(xii)           All of the information regarding the actual performance of the accounts of the Trading Advisor and the Trading Advisor Principals as provided in writing to the General Partner is complete and accurate in all material respects and is in accordance with and in compliance with the disclosure requirements under the CEAct and the Securities Act (as applicable), including the Division of Trading and Markets “notional equity” advisories and interpretations and the rules and regulations of the NFA.

(xiii)           The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the Trading Advisor shall promptly notify the General Partner and the Partnership of the nature of such event.

(b)           Covenants of the Trading Advisor.  The Trading Advisor covenants and agrees that:

(i)           The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor and the Trading Advisor Principals to continue to act as described herein and to at all times comply in all respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the Trading Advisor’s ability to act as described herein.

(ii)           The Trading Advisor shall inform the General Partner promptly if the Trading Advisor or any Trading Advisor Principal becomes the subject of any investigation, claim or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting (or which may, with the passage of time, materially affect) the business of the Trading Advisor.  The Trading Advisor shall also inform the General Partner immediately if the Trading Advisor or any of its officers becomes aware of any breach of this Agreement by the Trading Advisor.

11.	Representations, Warranties, and Covenants of the Partnership and the General Partner.

(a)           Representations of the General Partner and the Partnership.  The Partnership and the General Partner represent and warrant to the Trading Advisor, as follows:

(i)           The Partnership has provided to the Trading Advisor a copy of the Prospectus.

(ii)           The Partnership is a limited partnership duly organized pursuant to the Certificate of Limited Partnership, the Limited Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and is validly existing under the laws of the State of Delaware with full power and authority to engage in the trading of futures interests and to engage in its other contemplated activities as described herein and in the Limited Partnership Agreement; the Partnership has received a certificate of authority to do business in the State of New York as provided by Article 8-A of the New York Revised Limited Partnership Act and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified could materially adversely affect the Partnership’s ability to perform its obligations hereunder.

(iii)           The General Partner is duly organized and validly existing and in good standing as a corporation under the laws of the State of Delaware and in good standing and qualified to do business as a foreign corporation under the laws of the State of New York and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the General Partner’s ability to perform its obligations hereunder.

(iv)           The Partnership and the General Partner have full partnership or corporate power and authority under applicable law to conduct their business and to perform their respective obligations under this Agreement.

(v)           This Agreement has been duly and validly authorized, executed and delivered by the General Partner for itself and on behalf of the Partnership and constitutes a valid, binding and enforceable agreement of the Partnership and the General Partner in accordance with its terms.

(vi)           The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the Limited Partnership Agreement will not violate, or constitute a breach of, or default under, the General Partner’s certificate of incorporation or bylaws, the Certificate of Limited Partnership, the Limited Partnership Agreement, or any agreement or instrument by which either the General Partner or the Partnership, as the case may be, is bound or any order, rule, law or regulation applicable to the General Partner or the Partnership of any court or any governmental body or administrative agency or panel or self-regulatory organization having jurisdiction over the General Partner or the Partnership.

(vii)           The General Partner and each principal of the General Partner, as defined in Rule 3.1 under the CEAct, (each, a “General Partner Principal”) have all federal and state governmental, regulatory and exchange approvals and licenses, and have effected all filings and registrations with federal and state governmental agencies and regulatory agencies required to conduct their business and to act required to perform their obligations under this Agreement (including, without limitation, registration as a commodity pool operator under the CEAct and membership in the NFA as a commodity pool operator) and will maintain all such required approvals, licenses, filings and registrations for the term of this Agreement.

(viii)           The Partnership is and will remain a “qualified eligible person” within the meaning of Regulation 4.7 under the CEAct and acknowledges that, in reliance upon such regulation, the Trading Advisor has not delivered to the Partnership a Disclosure Document.  The Partnership and the General Partner consent to the account being treated by the Trading Advisor as an exempt account under Regulation 4.7 under the CEAct.

(ix)           The Partnership acknowledges that (A) the Trading Advisor will employ speculative trading strategies and inherent leverage, which, among other investment techniques, can make its investment performance volatile, (B) there is a risk that the Partnership's investment may be lost in whole or in part, (C) the Trading Advisor's past performance is not necessarily indicative of future results, (D) it has made an independent decision to invest and that in making this decision, has relied solely upon this Agreement and its independent investigations, and (E) there has been no reliance on the Trading Advisor, or any other person or entity with respect to the legal and tax considerations involved in this investment other than the Partnership’s and the General Partner’s own advisers.

(x)           The Partnership hereby represents that it is not a benefit plan investor as defined under the U.S. Department of Labor Regulations.

(xi)           Each of the Partnership and the General Partner hereby represents that it, or its agents, as applicable, has appropriate anti-money laundering policies, procedures and controls, and is in compliance with all applicable anti-money laundering rules and regulations.

(xii)           The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing representations or warranties inaccurate, the General Partner shall promptly notify the Trading Advisor of the nature of such event.

(b)           Covenants of the General Partner.  The General Partner covenants and agrees that:

(i)           The General Partner shall use its best efforts to maintain all registrations and memberships necessary for the General Partner to continue to act as described herein and to all times comply in all material respects with all applicable laws, rules, and regulations, to the extent that the failure to so comply would have a materially adverse effect on the General Partner’s ability to act as described herein.

(ii)           The General Partner shall inform the Trading Advisor immediately as soon as the General Partner or any of its principals becomes the subject of any lawsuit, investigation, claim, or proceeding of any regulatory authority having jurisdiction over such person or becomes a named party to any litigation materially affecting the business or prospects of the General Partner.  The General Partner shall also inform the Trading Advisor immediately if the General Partner or any of its officers become aware of any material breach of this Agreement by the General Partner.

12.	Merger or Transfer of Assets of General Partner, Partnership or Trading Advisor.

The General Partner, the Partnership, or the Trading Advisor may merge or consolidate with, or sell or otherwise transfer its business, or all or a substantial portion of its assets, to any entity upon written notice to the other parties.

13.	Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless in writing and signed by the party against whom enforcement is sought.

14.	Assignment.

Subject to Section 12 hereof, this Agreement may not be assigned, transferred by operation of law, change in control or otherwise, by any party hereto without the express written consent of the other parties hereto.

15.	Amendment.

This Agreement may not be amended except by the written consent of the parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealings between the parties, from any failure by any party to assert its rights hereunder or any occasion or series of occasions.

16.	Severability.

The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.

17.	[Reserved]

18.	[Reserved]

19.	Disclosure Document.

During the term of this Agreement, the Trading Advisor shall furnish to the General Partner promptly copies of all disclosure documents, information documents, offering memoranda or similar documents used by the Trading Advisor.  The General Partner hereby acknowledges on behalf of the Partnership receipt of DKR Fusion Quantitative Strategies 2X Fund Ltd. Confidential Memorandum dated February 2010.

20.	Notices.

All notices required to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, by facsimile on receipt confirmation, by email followed by delivery of an original, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Partnership: Morgan Stanley Smith Barney Spectrum Strategic L.P.
c/o Demeter Management LLC 522 Fifth Avenue, 13th Floor New York, New York 10036 Attn: Walter Davis, President

if to the General Partner: Demeter Management LLC
522 Fifth Avenue, 13th Floor New York, New York 10036 Attn: Walter Davis, President

if to the Trading Advisor: DKR Fusion Management L.P.
1281 East Main Street Stamford, CT 06902 Attn: Joseph Lanzillotti, Chief Financial Officer

21.	Survival.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

22.	GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  IF ANY ACTION OR PROCEEDING SHALL BE BROUGHT BY A PARTY TO THIS AGREEMENT OR TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS AGREEMENT, EACH PARTY HERETO HEREBY CONSENTS AND WILL SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE COUNTY, CITY AND STATE OF NEW YORK.  ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT TO ENFORCE ANY RIGHT, ASSERT ANY CLAIM OR OBTAIN ANY RELIEF WHATSOEVER IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE COUNTY, CITY AND STATE OF NEW YORK.

23.	Remedies.

In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor agrees not to seek any prejudgment equitable or ancillary relief.  The Trading Advisor agrees that its sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement.

24.	Headings.

Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

25.	Successors.

This Agreement, including the representations, warranties and covenants contained herein shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

26.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

27.	Waiver of Breach.

The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or of a breach by any other party.  The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "CFTC") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN FILED WITH THE CFTC.  THE CFTC DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE CFTC HAS NOT REVIEWED OR APPROVED THE TRADING PROGRAM ADOPTED HEREUNDER OR ANY BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P.
by Demeter Management LLC,
General Partner

By	/s/ Walter Davis
Walter Davis
President and Chairman

DEMETER MANAGEMENT LLC

By	/s/ Walter Davis
Name: Walter Davis
Title: President and Chairman

DKR FUSION MANAGEMENT L.P.

By	/s/ Joseph Lanzillotti
Name: Joseph Lanzillotti
Title: Chief Financial Officer

APPENDIX A

Morgan Stanley Smith Barney Managed Futures
MSC Fund Operations Procedures
08/04/09

Following is a list of abbreviations used in this document:

•	“Fund(s)” refers to Morgan Stanley Smith Barney Managed Futures Funds that utilize MS&Co/MSIP/MSCG as a clearing commodity broker.
•	“Futures” is used to identify exchange traded futures, or forward contracts, and options on the same, that are cleared through a clearing house.
•	“FX” is used to identify non-exchange traded forward currency contracts, and options on the same, which are settled directly between the principals of the trades.
•	“General Partner” shall mean Demeter Management LLC.
•	“Trading Manager” shall mean Demeter Management LLC.
•	“MF” is Morgan Stanley Smith Barney Managed Futures.
•	“MSC” is MS&Co. and/or MSIP and/or MSCG (the Clearing Commodity Broker or FX Counterparty, as appropriate).
•	“MS&Co” is Morgan Stanley & Co., Inc. a subsidiary of Morgan Stanley (the Clearing Commodity Broker or FX (Non-Options) Counterparty as appropriate).
•	“MSIP” is Morgan Stanley & Co. International plc a subsidiary of Morgan Stanley (a sub Clearing Commodity Broker). MSIP clears LME transactions on behalf of the Funds.
•	“MSCG” is Morgan Stanley Capital Group a subsidiary of Morgan Stanley (the FX Options Counterparty).

CONTACT INFORMATION:

Following are the Morgan Stanley departments involved in servicing the Funds and the corresponding contact information.

Abbreviation	Department	Primary Contact	Telephone	E-mail
Futures Desk	MSC Futures Trading Desk	Brian Jackman James Stedman	+1 212 761-1782 +1 212 761-1093	Brian.Jackman@morganstanley.com James.Stedman@morganstanley.com
Futures Ops	MSC Futures Operations	Steve Bucello	+1 212 276-0477	Steve.Bucello@morganstanley.com
FX Desk	MSC Foreign Exchange Trading Desk	Richard Condon Julia Clancy Sands John Silver	+1 212 761-2700 +1 212 761-2700 +1 212 761-2700	Richard.Condon@morganstanley.com Julia.Sands@morganstanley.com John.Silver@morganstanley.com
FX Ops	MSC Foreign Exchange Operations	John Fusco	+1 718 754-4868	John.Fusco@morganstanley.com
MF Accounting	MF Accounting	Joe Tromello Kevin Scully	+1 212 276-5184 +1 212 276-5121	Joe.Tromello@morganstanley.com Kevin.Scully@morganstanley.com
MF Ops	MF Trading Operations	Laura Finne	+1 212 296-6813	Laura.Finne@morganstaley.com
MF IM	MF Investment Management	Patrick Egan Alper Daglioglu	+1 212 296-6808 +1 212 296-6807	Patrick.Egan@morganstanley.com Alper.Daglioglu@morganstanley.com
MF Strat Plan	MF Strategic Planning	Chris Barry	+1 212 296-6812	Chris.Barry@morganstanley.com

FUND ACCOUNTS:
Account Configuration
•
Futures and Futures Options Trading - For each CTA trading program three Fund trading accounts will be assigned.  A MS&Co segregated account, prefix 052.  A MS&Co secured account, prefix 05A.   A MSIP non-regulated (by the CFTC) account, prefix 045.

•	FX (Non-Options) Trading - One Fund account for each CTA trading program will be assigned at MS&Co, prefix 058.
•	FX Options Trading – One Fund account for each CTA trading program will be assigned at MSCG (if needed), prefix 057.
•
Excess and FX Custody Accounts – For each CTA trading program two Fund accounts will be set up at MS&Co.  One account will be designated as a custody account for MS&Co FX.  MF Ops will maintain equity in the custody account sufficient to cover margin requirements of the FX trading account.  The second account will contain the balance of excess equity that is not required in the custody and futures trading accounts.

Statements
•	Futures – The CTA should contact Futures Ops regarding access to Fund futures account statements.
•	FX – The CTA should contact FX Ops regarding access to Fund FX account statements.
•	Excess and Custody – The CTA should contact MF Ops regarding access to the Fund account statements at MS&Co.

FX TRADING:
FX Order Execution
•
FX trading of the Funds must be executed through the MSC FX Desk, unless the General Partner and/or Trading Manager otherwise agrees in a form acceptable to the General Partner and/or Trading Manager.  The CTA should contact the MSC FX Desk for information on trade execution procedures.

•	When trading FX Options, all premiums (on outright trades and cross currency trades) must be booked at the clearing broker so that the premium is stated in USD.
EFP Order Execution
•
The CTA may utilize the FX Desk to execute EFP transactions. The futures leg of an EFP will be subject to the futures brokerage fee.  The CTA should contact the FX Desk for information on EFP trade execution procedures.

Foreign Currency Conversions
•
The CTA is responsible for conversion into US dollars of Fund foreign currency balances created as a result of futures and/or FX trading.  The CTA, at its own discretion, should place conversion orders directly to the FX desk.

FUTURES TRADING:
Order Execution Service
•	The MSC Futures Desk can provide the CTA with order execution facilities. The CTA should contact the Futures Desk for information on trade execution procedures.
“Give Up” Order Execution
•
The CTA shall ensure that a “give-up” execution agreement is in place prior to the execution of any trade outside of MSC’s execution facilities in accordance with this Agreement or as otherwise provided in writing to the CTA by the General Partner and/or Trading Manager.

•
On exchanges allowing “give up” execution, the CTA may have orders executed away from MSC and give up trades to MSC for clearing.  The CTA should contact Futures Ops for information on trade “give up” procedures.  The CTA should ensure that executing brokers give trades up on a timely basis.  The CTA should ensure that executing brokers make timely payment on price adjustments, when applicable.   For futures trades at exchanges where give up execution is not allowed, the CTA must use the execution facilities provided by the Clearing Commodity Broker.

 “Give Up” Agreements
•
The four party FIA/FOA uniform “give up” agreement is the acceptable form for futures “give ups”.  The trader version FIA/FOA EFP agreement is the acceptable form for EFP “give ups”.  The CTA should send agreements that have been signed by both the CTA and executing broker to MF Ops, attention Laura Finne , Morgan Stanley Smith Barney, Managed Futures, 522 Fifth Avenue, 13th Floor, New York, NY 10036 or through EGUS (FIA Electronic Give Up System).

“Give Up” Execution Payment
•
For Chicago Markets (CBT, CME and affiliated exchange divisions), payment for floor brokerage will be handled via the ATOM system or current exchange/clearing payment method at its standard rate to the party from whom it directly receives the trade.  Payment of an execution service fee (“Give Up Fee”) will be handled exclusively through the GAINS system or current exchange/clearing payment method at a rate not to exceed the amount permitted by the General Partner and/or Trading Manager from time to time (the “Execution Allowance”).  The “Execution Allowance” shall be based on the General Partner’s and/or Trading Manager’s assessment for prevailing competitive rates for “Give Up Fees”.

•
For New York Markets (NYBOT, NYMEX, NYFE and affiliated exchange divisions), payment of “Give Up Fees” will be handled exclusively through the ATOM system or current exchange/ clearing payment method at a rate not to exceed the “Execution Allowance” to the party from whom it directly receives the trade.

•
For all other markets, MSC or its carrying broker, when utilized by MSC, will handle payment of “Give Up Fees” to the party from whom it directly receives the trade at a rate not to exceed the “Execution Allowance”.  Bills for “Give Up Fees” should be sent directly to MSC or its applicable carrying broker.

•	Futures Ops will handle payment of “Give Up Fees”.
ACCOUNT MAINTENANCE:
Trade Allocations
•
The CTA is responsible for determining the trade allocation procedure for Fund trading accounts.  The CTA should ensure that the procedure was followed correctly, and that trades are booked accordingly in Fund accounts.

Trade Reporting; (Futures)
•	The CTA is responsible for reporting all trades to Futures Ops on a timely basis to facilitate clearing and reduce operational risk. The CTA should contact Futures Ops for additional information.
Daily Trade Checkout
•
The CTA is responsible for daily, end of trading day, checkout of all trades (including currency conversion trades) with Futures and FX Ops.  The CTA should contact Futures and FX Ops to determine specific checkout procedures.

Daily Statement Reconciliation
•	The CTA is responsible for daily statement trade activity and position balancing with FX and Futures Operations. The CTA should contact FX and Futures Ops to determine specific balancing procedures.
•
The CTA should provide a daily, trade reconciliation for each Fund account to MF Ops, by 10:00 a.m. EST/EDT.  Reconciliation reports can be emailed to mf.ops@morganstanley.com and should specify trades to be added or canceled in each account, with a valuation versus the current settlement price of the product, and any pending cash adjustments due from executing brokers or for bookkeeping corrections.  (MF Ops provides MF Accounting/the Administrator with adjusting information for the calculation of NAV.)  Please contact MF Ops if you have any questions regarding this procedure.

•	The CTA should notify MF Ops of any incorrect settlement prices it becomes aware of with regard to the MSC account statements of a Fund.
Monitoring of Delivery Periods and Option Expirations
•
The CTA is responsible for monitoring delivery periods (first notice dates and last trade dates), option expirations (option expiration and last trade dates), and forward settlement and/or maturity dates.

•	The CTA should take appropriate actions to ensure that futures contracts do not result in delivery.
•
The CTA should ensure that their intentions regarding any open option positions, at the time of expiration, have been communicated appropriately to the Futures or FX Ops areas.  Contact Futures and FX Ops for specific communication procedures.

Margin Maintenance and Cash Transaction (Journal) Reconciliation
•
MF Ops is responsible for balancing of all journal entries in all Fund accounts and for ensuring the requisite corrective action is taken for each reconciling item.  Please note, the CTA is responsible for reconciling all cash entries resulting from trading activity, such as APS residuals and FX settlements.

•
MF Ops is responsible for the authorization of Fund margin transfers between MSC and MS&Co accounts for maintaining equity (and/or collateral) in amounts sufficient to meet Fund margin requirements in the MSC Futures accounts and the FX custody accounts.

TRADING LEVEL NOTIFICATION:
•	For new trading allocations, MF IM will provide notification to the CTA of trading authorization and the trading commencement date, along with notification of the initial trading level.
•
Thereafter, notification of estimated monthly net additions/withdrawals will be distributed by MF Strat Plan.  On the third to last business day of each month a preliminary estimate will be provided.  On the first business day of each month a final estimate will be given.  Any material adjustment (1% of account equity) from the final estimate to the actual will be provided.  Notification will be made via fax or email and the CTA will be asked to acknowledge receipt via fax or email.  Questions regarding this procedure can be directed to MF Strat Plan.

•	Subsequent to a Fund’s monthly closing, actual additions and withdrawals will be processed by MF Accounting/the Administrator via journal entry in the Fund “excess” account at MS&Co.
•	Any other trading level/asset allocation changes will be communicated in writing from MF IM or MF Strat Plan.

FUND ACCOUNTING:
Net Asset Value Calculation
•	MF Accounting/the Administrator is responsible for determination of daily NAV estimates for the Funds.
•	MF Accounting/the Administrator will determine the actual month end NAV of a Fund during the monthly closing process.
Brokerage Commission and Transaction Fees
•
Brokerage commissions for each Fund will be charged in a manner consistent with the prospectus or offering memorandum.  The CTA should contact MF Accounting/the Administrator for additional information.

Fund Fee Processing
•	Fund interest and all Fund fees, exclusive of brokerage commissions and transaction fees, will be processed in a Funds “excess” account at MS&Co.
•
MF Accounting/the Administrator will determine fees due to the CTA during the monthly closing process and notify the CTA of the fees via the monthly performance tables.  The CTA should provide contact information regarding fees to MF Accounting/the Administrator.

•	MF Accounting/the Administrator will make payment of fees to the CTA via wire transfer. The CTA should provide wire instructions to MF Accounting/the Administrator.

ERROR POLICY:
•
The provisions of Section 2(d) of this Agreement shall be interpreted to mean that the benefit of profitable trading errors made by the CTA when trading on behalf of the Funds shall be awarded to the Funds, whereas the detriment of unprofitable trading errors made by the CTA when trading on behalf of the Funds must be borne by the CTA.

BORROWING:
•	The CTA shall not use borrowed money to leverage any trades, unless otherwise approved by the General Partner and/or Trading Manager.

EXHIBIT B

DKR FUSION NON-CORRELATED PROGRAM

MARKETS TRADED – JANUARY 2010

Energy Futures
Light Crude Oil
London Gas Oil
Heating Oil
Natural Gas
RBOB Gasoline
Brent Crude

Equity Index Futures
Russell 2000
DJ STOXX 50
Dow Jones
FTSE 100
NASDAQ
NIKKEI 225
DAX Index
CAC 40
S&P 500

Interest Rate Futures
US Treasury Bond
US 10 YR Note
US 5 YR Note
Aussie Bank Bills
Aussie 3 YR Bond
Aussie 10 YR Bond
EURIBOR
EURO Schatz
EURO BOBL
Euro Bund
Euroswiss
Eurodollar
Euroyen
Long Gilt
Japanese 10 YR Bond
Short Sterling
Grain Futures
Soybeans
Soybean Meal
Soybean Oil
Corn
CBT Wheat
KCBT Wheat
MGE Spring Wheat

Soft Futures
Coffee
Sugar
Cocoa
Orange Juice
Cotton
Lumber
Robusta Coffee

Metal Futures
COMEX Copper
COMEX Gold
COMEX Silver
London Nickel
London Zinc
London Aluminum
London Copper

Livestock Futures
Live Cattle
Lean Hogs
Foreign Exchange
(Futures, Interbank & Crosses)
US Dollar Index
Mexican Peso
Swiss Franc
Canadian Dollar
British Pound
Japanese Yen
Euro
Australian Dollar
Swedish Krona
New Zealand Dollar
Singapore Dollar
Norwegian Krone

EXHIBIT C

TRADING AUTHORIZATION

DKR Fusion Management L.P.
1281 East Main Street
Stamford, CT 06902
Attn:  Barbara Burger, President & General Counsel

Dear Madam:

MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P., a Delaware limited partnership (the “Partnership”), does hereby make, constitute, and appoint DKR FUSION MANAGEMENT L.P. (the “Trading Advisor”) as the Partnership’s agent and attorney-in-fact to purchase and sell commodity interests through Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International plc, and Morgan Stanley Capital Group Inc., as commodity brokers, as described in and in accordance with the terms of the Management Agreement dated as of March 1, 2010 among the Partnership, Demeter Management LLC and the Trading Advisor, until further notice to the Trading Advisor.

This authorization shall terminate and be null, void, and of no further effect simultaneously with the termination of the said Management Agreement.

Very truly yours, MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P.
by	Demeter Management LLC, General Partner
By:

Dated:  [●], 2010